Exhibit 99.1

For Immediate Release

IMPERIAL PETROLEUM CLOSES NEW FINANCING

EVANSVILLE, IN.... April 16, 2007 — Imperial Petroleum, Inc. (“Imperial” or “the Company”) (OTCBB Symbol . IPMN), announced that it has closed a new credit facility in the amount of $15.4 million. The proceeds of the new facility will be used to: (1.) re-finance the Company’s existing debt; (2.) post a new plugging bond in the State of Louisiana for its Coquille Bay operations; (3.) close the acquisition of 31 oil wells in Texas; (4.) fund the Company’s ongoing development program and (5.) for general corporate purposes. The Company drew down approximately $9.6 million of the $15 million revolving credit facility at closing.

Jeffrey T. Wilson, President of Imperial, said, “With the completion of our new financing, the Company can again focus its attention on growth opportunities and exploitation of our existing projects. We closed the purchase of 31 oil wells in Texas as a part of this new financing and expect to begin operations to improve production on those wells very quickly.”

Imperial, through its subsidiaries and affiliates, is active in crude oil and natural gas production and the biofuels business. Imperial is headquartered in Evansville, IN.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

For further information contact: Jeffrey T. Wilson, President (812-867-1433 or email at jtwilsonx1@aol.com).